Exhibit 99.1

1 Becton Drive

Franklin Lakes, NJ 07417

www.bd.com

News Release

Contact:

Monique N. Dolecki, Investor Relations — 201-847-5378

Colleen T. White, Corporate Communications — 201-847-5369

BD ANNOUNCES RESULTS FOR 2012 FIRST FISCAL QUARTER

Franklin Lakes, NJ (February 7, 2012) — BD (Becton, Dickinson and Company) (NYSE: BDX), a leading global medical technology company, today reported quarterly revenues of $1.888 billion for the first fiscal quarter ended December 31, 2011, representing an increase of 2.5 percent from the prior-year period, or 2.4 percent on a foreign currency-neutral basis.

“We are pleased with our solid start to fiscal year 2012 given the challenging macroeconomic climate,” said Vincent A. Forlenza, Chief Executive Officer and President. “Our operating results reflect our increased investments in high-growth areas. We will continue to drive efficiency throughout the Company and we remain committed to delivering value to our customers and shareholders.”

First Quarter Earnings

As expected, reported diluted earnings per share for the first quarter were $1.21, compared with $1.35 in the prior-year period, representing a 10.4 percent decrease. This decline was due to difficult pricing comparisons, higher raw material costs and higher expenses from recent acquisitions. On a foreign currency-neutral basis, diluted earnings per share for the first quarter decreased by 9.6 percent. For the quarter, reported diluted earnings per share from continuing operations included an approximate $0.04 tax benefit primarily relating to various tax settlements in multiple jurisdictions. This benefit was reflected in our previous full fiscal year 2012 guidance.

Segment Results

In the BD Medical segment, worldwide revenues for the quarter were $950 million, representing an increase of 2.6 percent compared with the prior-year period, on both a reported and a currency-neutral basis. The segment’s revenue growth reflects solid sales in the Diabetes Care unit and international safety-engineered products.

In the BD Diagnostics segment, worldwide revenues for the quarter were $621 million, representing an increase of 3.2 percent compared with the prior-year period, or an increase of 3.3 percent on a foreign currency-neutral basis. The segment’s growth was primarily driven by Preanalytical Systems safety-engineered products, and solid sales in Women’s Health and Cancer.

In the BD Biosciences segment, worldwide revenues for the quarter were $317 million, representing an increase of 0.9 percent compared with the prior-year period, or an increase of 0.3 percent on a foreign currency-neutral basis. Segment growth was primarily driven by clinical reagent sales in the Cell Analysis unit.

Geographic Results

First quarter revenues in the U.S. of $829 million were flat when compared with the prior-year period, due to a challenging research spending environment and difficult pricing comparisons. Revenues outside of the U.S. were $1.059 billion, representing an increase of 4.5 percent compared with the prior-year period, or an increase of 4.4 percent on a foreign currency-neutral basis. International revenues reflected continued strength in emerging markets and strong sales of safety-engineered products.

Fiscal 2012 Outlook for Full Year

We are reaffirming our previously communicated revenue growth guidance of 2 to 4 percent on a foreign currency-neutral basis. The Company estimates reported revenue growth for the full fiscal year 2012 to be about flat versus our previously disclosed revenue growth guidance of 1 to 3 percent. The Company expects reported diluted earnings per share from continuing operations for fiscal year 2012 to be between $5.60 and $5.70 which reflects the impact of the strengthening U.S. dollar versus our previously disclosed guidance of $5.75 to $5.85. The Company uses recent spot rates for all foreign currencies when projecting reported growth rates and earnings per share. In line with our previously disclosed guidance, the Company plans to repurchase, subject to market conditions, $1.5 billion of its common stock in fiscal year 2012.

Conference Call Information

A conference call regarding BD’s first quarter results and its expectations for the full fiscal year 2012 will be broadcast live on BD’s website, www.bd.com/investors, along with related slides, at 8:00 a.m. (ET) Tuesday, February 7, 2012. The conference call will be available for replay on BD’s website, www.bd.com/investors, or at 1-855-859-2056 (domestic) and 1-404-537-3406 (international) through the close of business on Tuesday, February 14, 2012, access code 42951440.

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures. Reconciliations of these and other non-GAAP measures to the comparable GAAP measures are included in the attached financial tables.

About BD

BD is a leading global medical technology company that develops, manufactures and sells medical devices, instrument systems and reagents. The Company is dedicated to improving people's health throughout the world. BD is focused on improving drug delivery, enhancing the quality and speed of diagnosing infectious diseases and cancers, and advancing research, discovery and production of new drugs and vaccines. BD's capabilities are instrumental in combating many of the world's most pressing diseases. Founded in 1897 and headquartered in Franklin Lakes, New Jersey, BD employs approximately 29,000 associates in more than 50 countries throughout the world. The Company serves healthcare institutions, life science researchers, clinical laboratories, the pharmaceutical industry and the general public. For more information, please visit www.bd.com.

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This press release, including the section entitled “Fiscal 2012 Outlook for Full Year”, contains certain estimates and other forward-looking statements (as defined under Federal securities laws) regarding BD’s performance, including future revenues and earnings per share. All such statements are based upon current expectations of BD and involve a number of business risks and uncertainties. Actual results could vary materially from anticipated results described, implied or projected in any forward-looking statement. With respect to forward-looking statements contained herein, a number of factors could cause actual results to vary materially from any forward-looking statement. These factors include, but are not limited to: the unknown consequences of healthcare reform in the United States, including the impact of the reduction in Medicare and Medicaid payments to hospitals, pharmaceutical companies and other customers, which could reduce demand for our products and increase downward pricing pressure; adverse changes in regional, national or foreign economic conditions, including any impact that may result from the current global economic conditions on our ability to access credit markets and finance our operations, the demand for our products and services as a result of reduced government funding, lower utilization rates or otherwise, or our suppliers’ ability to provide products needed for our operations; changes in interest or foreign currency exchange rates; competitive factors; pricing and market share pressures; difficulties inherent in product development and delays in product introductions; increases in energy costs and their effect on, among other things, the cost of producing BD’s products; fluctuations in costs and availability of raw materials and in BD’s ability to maintain favorable supplier arrangements and relationships; new or changing laws impacting our business or changes in enforcement practices with respect to such laws; uncertainties of litigation (as described in BD’s filings with the Securities and Exchange Commission); future healthcare reform, including changes in government pricing and reimbursement policies or other cost containment reforms; the effects of potential pandemic diseases; our ability to successfully integrate any businesses we acquire; and issuance of new or revised accounting standards, as well as other factors discussed in BD’s filings with the Securities and Exchange Commission. We do not intend to update any forward-looking statements to reflect events or circumstances after the date hereof except as required by applicable laws or regulations.

BECTON DICKINSON AND COMPANY

CONSOLIDATED INCOME STATEMENTS

(Unaudited; Amounts in thousands, except per share data)

	Three Months Ended December 31,
	2011	2010	% Change

REVENUES	$1,887,645	$1,842,005	2.5

Cost of products sold	926,182	865,431	7.0
Selling and administrative	488,958	447,954	9.2
Research and development	113,936	115,542	(1.4)

TOTAL OPERATING COSTS AND EXPENSES	1,529,076	1,428,927	7.0

OPERATING INCOME	358,569	413,078	(13.2)

Interest income	15,448	15,222	1.5
Interest expense	(29,378)	(15,553)	88.9
Other expense, net	(385)	(4,596)	(91.6)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	344,254	408,151	(15.7)

Income tax provision	81,244	93,875	(13.5)

INCOME FROM CONTINUING OPERATIONS	263,010	314,276	(16.3)

(LOSS) INCOME FROM DISCONTINUED OPERATIONS NET OF INCOME TAX (BENEFIT) PROVISION OF $(19) AND $223, RESPECTIVELY	(25)	1,661	NM

NET INCOME	$262,985	$315,937	(16.8)

EARNINGS PER SHARE

Basic:
Income from continuing operations	$1.23	$1.38	(10.9)
(Loss) Income from discontinued operations	$—	$0.01	NM
Net income	$1.23	$1.39	(11.5)

Diluted:
Income from continuing operations	$1.21	$1.35	(10.4)
(Loss) Income from discontinued operations	$—	$0.01	NM
Net income	$1.21	$1.36	(11.0)

AVERAGE SHARES OUTSTANDING

Basic	214,300	228,083
Diluted	217,634	232,915

NM — Not Meaningful

BECTON DICKINSON AND COMPANY

SUPPLEMENTAL REVENUE INFORMATION

REVENUES BY SEGMENT AND GEOGRAPHIC AREA

(Unaudited; Amounts in thousands)

	Three Months Ended December 31,
	2011	2010	% Change

BD MEDICAL
United States	$414,669	$405,527	2.3
International	535,728	521,020	2.8

TOTAL	$950,397	$926,547	2.6

BD DIAGNOSTICS
United States	$311,623	$308,851	0.9
International	309,120	292,871	5.5

TOTAL	$620,743	$601,722	3.2

BD BIOSCIENCES
United States	$102,501	$114,224	(10.3)
International	214,004	199,512	7.3

TOTAL	$316,505	$313,736	0.9

TOTAL REVENUES
United States	$828,793	$828,602	0.0
International	1,058,852	1,013,403	4.5

TOTAL	$1,887,645	$1,842,005	2.5

BECTON DICKINSON AND COMPANY

SUPPLEMENTAL REVENUE INFORMATION

REVENUES BY BUSINESS SEGMENTS AND UNITS

Three Months Ended December 31,

(Unaudited; Amounts in thousands)

	United States
	2011	2010	% Change

BD MEDICAL
Medical Surgical Systems	$248,415	$254,254	(2.3)
Diabetes Care	105,526	99,585	6.0
Pharmaceutical Systems	60,728	51,688	17.5

TOTAL	$414,669	$405,527	2.3

BD DIAGNOSTICS
Preanalytical Systems	$162,115	$162,059	0.0
Diagnostic Systems	149,508	146,792	1.9

TOTAL	$311,623	$308,851	0.9

BD BIOSCIENCES
Cell Analysis	$73,792	$80,255	(8.1)
Discovery Labware	28,709	33,969	(15.5)

TOTAL	$102,501	$114,224	(10.3)

TOTAL UNITED STATES	$828,793	$828,602	0.0

BECTON DICKINSON AND COMPANY

SUPPLEMENTAL REVENUE INFORMATION

REVENUES BY BUSINESS SEGMENTS AND UNITS

Three Months Ended December 31, (continued)

(Unaudited; Amounts in thousands)

	International
			% Change
	2011	2010	Reported	FXN	FX Impact

BD MEDICAL
Medical Surgical Systems	$273,893	$258,474	6.0	6.5	(0.5)
Diabetes Care	120,394	114,297	5.3	5.0	0.3
Pharmaceutical Systems	141,441	148,249	(4.6)	(5.3)	0.7

TOTAL	$535,728	$521,020	2.8	2.8	—

BD DIAGNOSTICS
Preanalytical Systems	$154,507	$150,569	2.6	3.5	(0.9)
Diagnostic Systems	154,613	142,302	8.7	8.2	0.5

TOTAL	$309,120	$292,871	5.5	5.8	(0.3)

BD BIOSCIENCES
Cell Analysis	$169,809	$160,487	5.8	5.1	0.7
Discovery Labware	44,195	39,025	13.2	11.2	2.0

TOTAL	$214,004	$199,512	7.3	6.3	1.0

TOTAL INTERNATIONAL	$1,058,852	$1,013,403	4.5	4.4	0.1

BECTON DICKINSON AND COMPANY

SUPPLEMENTAL REVENUE INFORMATION

REVENUES BY BUSINESS SEGMENTS AND UNITS

Three Months Ended December 31, (continued)

(Unaudited; Amounts in thousands)

	Total
			% Change
	2011	2010	Reported	FXN	FX Impact

BD MEDICAL
Medical Surgical Systems	$522,308	$512,728	1.9	2.1	(0.2)
Diabetes Care	225,920	213,882	5.6	5.5	0.1
Pharmaceutical Systems	202,169	199,937	1.1	0.6	0.5

TOTAL	$950,397	$926,547	2.6	2.6	—

BD DIAGNOSTICS
Preanalytical Systems	$316,622	$312,628	1.3	1.7	(0.4)
Diagnostic Systems	304,121	289,094	5.2	5.0	0.2

TOTAL	$620,743	$601,722	3.2	3.3	(0.1)

BD BIOSCIENCES
Cell Analysis	$243,601	$240,742	1.2	0.7	0.5
Discovery Labware	72,904	72,994	(0.1)	(1.2)	1.1

TOTAL	$316,505	$313,736	0.9	0.3	0.6

TOTAL REVENUES	$1,887,645	$1,842,005	2.5	2.4	0.1

BECTON DICKINSON AND COMPANY

SUPPLEMENTAL REVENUE INFORMATION

SAFETY REVENUES

(Unaudited; Amounts in thousands)

	Three Months Ended December 31,
			% Change

	2011	2010	Reported	FXN	FX Impact

TOTAL SAFETY REVENUES
United States	$290,612	$283,782	2.4	2.4	—
International	196,957	169,254	16.4	16.8	(0.4)

TOTAL	$487,569	$453,036	7.6	7.8	(0.2)

BY SEGMENT
BD Medical	$239,783	$213,309	12.4	12.2	0.2
BD Diagnostics	247,786	239,727	3.4	3.9	(0.5)

TOTAL	$487,569	$453,036	7.6	7.8	(0.2)

BECTON DICKINSON AND COMPANY

SUPPLEMENTAL INFORMATION

Quarter-to-Date Fiscal 2012 Reconciliation — FX Impact

(Unaudited; Amounts in millions, except per share data)

	Three Months Ended December 31,
	Reported	Reported	Reported Growth	Foreign Currency	FXN	FXN
	FY2012	FY2011	$	Translation	Change	Growth

REVENUES	$1,888	$1,842	$46	$1	$44	2.4%
Diluted Earnings per Share from Continuing Operations	$1.21	$1.35	$(0.14)	$(0.01)	$(0.13)	-9.6%

All figures rounded. Totals may not add due to rounding.

FXN = Foreign Currency Neutral